[PATHEON]	Exhibit 10.32

Wesley P. Wheeler
Chief Executive Officer & President
Patheon Inc
PO Box 110145
Research Triangle Park, NC 27709
Phone: 919-228-3201
Fax: 919-226-3202
wes.wheeler@patheon.com

December 17, 2009

PRIVATE AND CONFIDENTIAL

Doaa Fathallah

Dear Doaa;

I am delighted to confirm your promotion to the role of Executive Vice President, General Counsel & Corporate Secretary, effective December 17, 2009 (the “Effective Date”). This offer letter (the “Letter Agreement”) describes the terms and conditions of your promotion and once signed by you will serve as an addendum to the employment agreement between you and Patheon International AG (GmbH) signed December 16, 2008 (the “Employment Agreement”). You will report to me in my capacity as Chief Executive Officer and President.

In this Letter Agreement, you may be referred to as the “Executive”, and Patheon International AG or Patheon Inc. may be referred to as “Patheon” or the “Corporation”.

1.	General Provisions

This Letter Agreement, when fully executed, together with the Employment Agreement, reflects the entire agreement regarding the terms and conditions of the Executive’s employment and promotion. Unless expressly modified by this Letter Agreement, all terms and conditions of the Employment Agreement, including the Executive’s confidentiality undertaking, will remain the same.

2.	Responsibilities & Duties

In your new role as Executive Vice President, General Counsel & Corporate Secretary, you will be assuming additional responsibilities for Patheon’s global legal strategy. The Executive shall have such authority, duties and responsibilities as are commensurate with such position, reporting to the Chief Executive Officer and President. The Executive’s title shall be Executive Vice President, General Counsel & Corporate Secretary.

3.	Compensation & Benefits

3.1 Base Salary

In recognition of these changes in your responsibilities your Annual Base Salary will be increased to 400,000 (CHF) Swiss Francs per year, less applicable deductions, payable in 12 monthly installments.

The Annual Base Salary shall be reviewed by the Chief Executive Officer and President, for increase only, at such time as the salaries of other senior executives of Patheon are reviewed generally. If so increased, the Annual Base Salary shall be increased for all purposes of the Employment Agreement.

3.2	Performance Incentive Plan

In your new capacity, you will be eligible to participate in the Patheon Annual Performance Incentive Plan (the Performance Incentive Plan”) established for your position at a new target level of 45%. The personal objectives will be set by the Chief Executive Officer, and the financial performance measures will be set by the Chief Executive Officer. The annual performance bonus, if earned, will be paid to the Executive by the Corporation in the same manner and payment period generally applicable under the Performance Incentive Plan, but in no event later than two and a half months after the later of (i) the end of the applicable performance period, or (ii) the end of the calendar year in which the performance period ends. Nothing contained in this Section 3.2 will guarantee the Executive any specific amount of incentive compensation, or prevent the Chief Executive Officer from establishing performance goals and compensation targets applicable only to the Executive.

3.3	Stock Options

Further, as recognition of your new role and subject to the approval of the Board of Directors, we are pleased to provide you an additional grant of 50,000 shares of common stock of Patheon at an exercise price per share equal to the market value of the common stock on the date of the grant (the “Option”).

(a)	Except as otherwise provided in the Amended and Restated Incentive Stock Option Plan (the “ISOP”) or stock option award agreement (together with the ISOP, the “Stock Related Documents”), the Option will (i) vest as to 1/3 of the shares subject to the Option on each of the first three anniversaries of the date of grant, subject to the Executive’s continued employment with the Affiliated Group until the relevant vesting dates, and (ii) have a seven year term. The Option will be subject to the terms, definitions and provisions of the applicable Stock Related Documents.

(b)	During the Executive’s employment, at the discretion of the Board of Directors or its delegate, the Executive also shall be eligible to receive additional stock options and other long-term incentives under the ISOP or any similar plan adopted by Patheon from time to time.

(c)	The Executive will be required to comply with the terms of any share ownership guidelines applicable to senior executives of Patheon generally, as amended from time to time.

Doaa, I congratulate you on this opportunity to play a larger role in the growth of Patheon in the future. I look forward to working with you in this new capacity.

To confirm your decision to accept this promotion, please sign and date this Letter Agreement below and return the signed version to Corporate Human Resources.

NOW THEREFORE, the parties below have entered into this Letter Agreement as of the date first written above.

PATHEON PHARMACEUTICAL SERVICES INC.

/s/ Wesley P. Wheeler
By: Wesley P. Wheeler
Title: Chief Executive Officer and President

SIGNED, SEALED AND DELIVERED
in the presence of

/s/ Gwynne Kong	)	/s/ Doaa Fathallah
Name of Witness:		Doaa Fathallah